As filed with the Securities and Exchange Commission on February 1, 2021

Registration No. 333-227885

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CTO Realty Growth, Inc.

(Exact name of registrant as specified in its charter)

Maryland	59-0483700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1140 N. Williamson Blvd., Suite 140 Daytona Beach, Florida	32114
(Address of principal executive offices)	(Zip Code)

CONSOLIDATED-TOMOKA LAND CO.

SECOND AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

(Full title of the plan)

Daniel E. Smith, Esq.

Senior Vice President – General Counsel & Corporate Secretary

CTO Realty Growth, Inc.

1140 N. Williamson Boulevard, Suite 140

Daytona Beach, Florida 32114

(Name and address of agent for service)

(386) 274-2202

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Zachary A. Swartz, Esq.

Vinson & Elkins L.L.P.

901 East Byrd Street, Suite 1500

Richmond, VA 23219

Tel: (804) 327-6324

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On January 29, 2021, CTO Realty Growth, Inc., a Florida corporation (the “Predecessor Registrant”), merged with and into its wholly owned subsidiary, CTO NEWCO REIT, Inc., a Maryland corporation (the “Registrant”), pursuant to an Agreement and Plan of Merger, dated as of September 3, 2020 (the “Merger Agreement”), by and between the Predecessor Registrant and the Registrant, with the Registrant as the surviving corporation (the “Merger”). At 4:05 p.m., Eastern Time, on January 29, 2021, the effective time of the Merger (the “Effective Time”), the Registrant was renamed “CTO Realty Growth, Inc.” and succeeded to the assets, continued the business and assumed the obligations of the Predecessor Registrant immediately prior to the Merger. The Merger was completed as part of the plan to reorganize the business operations of the Predecessor Registrant to facilitate its and the Registrant’s qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

The Merger was approved by the shareholders of the Predecessor Registrant at a special meeting of the Predecessor Registrant’s shareholders held on November 9, 2020. At the Effective Time, pursuant to the Merger Agreement each outstanding share of common stock, par value $1.00 per share, of the Predecessor Registrant was automatically converted on a one-for-one basis into shares of the Registrant’s common stock, par value $0.01 per share. As a result, the shares of common stock of the Registrant were owned, immediately after the Merger, by the Predecessor Registrant’s shareholders in the same proportion as their ownership of the Predecessor Registrant’s shares of common stock immediately prior to the Merger. Each person that held rights to purchase or otherwise acquire shares of common stock of the Predecessor Registrant under any outstanding stock options, time-based restricted stock, performance-based equity awards or other stock right outstanding under the equity compensation plan of the Predecessor Registrant immediately prior to the Merger holds rights to purchase or otherwise acquire a corresponding number of shares of common stock of the Registrant. The rights of the Registrant’s stockholders are governed by the Maryland General Corporation Law, the Registrant’s charter and amended and restated bylaws. The shares of common stock are subject to certain share ownership and transfer restrictions that are intended to, among other purposes, facilitate compliance with certain REIT rules related to share ownership.

The issuance of the shares of the Registrant’s common stock was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registrant’s registration statement on Form S-4 (Registration No. 333-248583), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on October 19, 2020. The Registrant is a publicly traded company with reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Registrant’s common stock is listed on the New York Stock Exchange under the same ticker symbol formerly used by the Predecessor Registrant, “CTO.” The Merger did not result in any material changes in the business, offices, assets, liabilities, obligations, net worth, directors, officers or employees of the Registrant as compared to the Predecessor Registrant. The Registrant continues to maintain its principal executive offices at 1140 N. Williamson Blvd., Suite 140, Daytona Beach, Florida 32114.

This Post-Effective Amendment No. 1 pertains to the adoption by the Registrant of the Registration Statement on Form S-8 (No. 333-227885) of the Predecessor Registrant (“Registration Statement”) and is being filed by the Registrant pursuant to Rule 414 under the Securities Act, as the successor issuer to the Predecessor Registrant following the Merger. In accordance with paragraph (d) of Rule 414 under the Securities Act, the Registrant hereby expressly adopts the Registration Statement as its own registration statement except to the extent amended by this Amendment, for all purposes of the Securities Act and the Exchange Act. The applicable registration fees were paid at the time of the filing of the Registration Statement.

This Post-Effective Amendment No. 1 to the Registration Statement shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant or the Predecessor Registrant, as applicable, which are on file with the Commission, are incorporated herein by reference and made a part hereof:

1.

The Predecessor Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed March  6, 2020, including portions of the Registrant’s Definitive Proxy Statement for the 2020 Annual Meeting of Shareholders to the extent specifically incorporated by reference therein;

2.

The Predecessor Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March  31, 2020, June  30, 2020 and September 30, 2020, filed May 11, 2020, August 7, 2020 and November 6, 2020, respectively;

3.

The Predecessor Registrant’s Current Reports on January 30, 2020 (with respect to Item 2.01), February  6, 2020, February 19, 2020, February 27, 2020 (with respect to Item 2.01), May 4, 2020, July 2, 2020 (with respect to Item 5.02), August 3, 2020, September  3, 2020, September  9, 2020, November  13, 2020, November  23, 2020, December  17, 2020 and December 21, 2020;

4.	The Predecessor Registrant’s Current Reports on Form 8-K/A filed with the Commission on February 21, 2020, April 9, 2020 and May 7, 2020;

5.	The Registrant’s Current Report on Form 8-K filed February 1, 2021; and

6.

The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-11350) filed with the Commission on January 28, 2021, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant (other than any portion of such filings that are furnished under applicable rules of the Commission rather than filed) pursuant to Sections 13(a) and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been issued or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Registrant’s Charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Registrant’s Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.

The Registrant’s Charter obligates the Registrant, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of the Registrant and at the Registrant’s request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

The Registrant’s Charter also permits the Registrant, with the approval of the Registrant’s board of directors, to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant.

The Registrant maintains directors’ and officers’ liability insurance which would indemnify the Registrant’s directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

The Registrant’s Charter obligates the Registrant, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any of its present or former directors or officers who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (ii) any individual who, while serving as the Registrant’s director or officer and at the Registrant’s request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and between CTO Realty Growth, Inc., a Florida corporation and CTO Realty Growth, Inc. (formerly CTO NEWCO REIT, Inc.), a Maryland corporation, dated September 3, 2020 (incorporated by reference to Exhibit 2.1 to the Predecessor Registrant’s Current Report on Form 8-K filed with the Commission on September 3, 2020).

3.1	Articles of Amendment and Restatement of CTO Realty Growth, Inc., as amended by the Articles of Amendment (Name Change) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K12B filed with the Commission on February 1, 2021).

3.2	Second Amended and Restated Bylaws of CTO Realty Growth, Inc., effective as of January 29, 2021 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K12B filed with the Commission on February 1, 2021).

4.1	Specimen Common Stock Certificate of CTO Realty Growth, Inc. (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K12B filed with the Commission on February 1, 2021).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the validity of the Securities being registered (filed herewith).

10.1	The Consolidated-Tomoka Land Co. Second Amended and Restated 2010 Equity Incentive Plan (incorporated by reference to Appendix B to the Predecessor Registrant’s Proxy Statement for the 2018 Annual Meeting of Shareholders, filed with the Commission on March 12, 2018).

23.1	Consent of Grant Thornton, LLP — CTO Realty Growth, Inc. (filed herewith).

23.2	Consent of Grant Thornton, LLP — Perimeter (filed herewith).

23.3	Consent of Grant Thornton, LLP — The Strand (filed herewith).

23.4	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney of the members of the Board of Directors (filed herewith).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Daytona Beach, State of Florida, on February 1, 2021.

CTO Realty Growth, Inc. (Registrant)

By:	/s/ Daniel E. Smith
Daniel E. Smith
Senior Vice President, General Counsel & Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ John P. Albright	President and Chief Executive Officer	February 1, 2021
John P. Albright	(Principal Executive Officer), and Director

/s/ Matthew M. Partridge	Senior Vice President,	February 1, 2021
Matthew M. Partridge	Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Lisa M. Vorakoun	Vice President and	February 1, 2021
Lisa M. Vorakoun	Chief Accounting Officer (Principal Accounting Officer)

*	Director	February 1, 2021
George R. Brokaw

*	Chairman of the Board, Director	February 1, 2021
Laura M. Franklin

*	Director	February 1, 2021
R. Blakeslee Gable

*	Director	February 1, 2021
Christopher W. Haga

*	Vice Chairman of the Board, Director	February 1, 2021
Howard C. Serkin

*	Director	February 1, 2021
Casey R. Wold

By:	/s/ Daniel E. Smith
Daniel E. Smith
Attorney-in-fact
pursuant to a power of attorney

Date: February 1, 2021